Exhibit 99.1

Co. # 12731

AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

FOR SHARES OF

LAKELAND BANCORP, INC.

ENROLLMENT APPLICATION

Please enroll this account as follows:
Check one box only (☒).
If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed.

☐	FULL DIVIDEND REINVESTMENT
Reinvest all dividends for this account.

☐	PARTIAL DIVIDEND REINVESTMENT
Reinvest dividends on shares held by me in certificate form and on all shares held by you as Agent and pay dividends in cash on all remaining shares held by me in certificate form. You must reinvest at least 10% of your dividend distribution each dividend period.

☐	CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)
All dividends will be paid in cash.

I (We) hereby appoint American Stock Transfer & Trust Company, LLC as my (our) Agent under the terms and conditions of the Plan, as described in the Prospectus of the Plan which accompanied this form, to receive cash payments and apply them to the purchase of shares of Lakeland Bancorp, Inc. Common Stock as indicated below.

NO INTEREST WILL BE PAID ON THE FUNDS HELD PENDING INVESTMENT.

This form, when completed and signed, should be mailed (with your check in the event you wish to invest an optional cash payment in shares of Lakeland Bancorp, Inc. Common Stock) in the blue envelope provided. If you wish to authorize recurring optional cash payments through automatic monthly deductions from a designated account, please complete the reverse side of this form. Please affix postage to ensure proper processing. If you do not have the envelope, mail your check and the form to:

Lakeland Bancorp, Inc.

c/o American Stock Transfer & Trust Company, LLC

P.O. Box 922, Wall Street Station, New York, New York 10269-0560

Attn: Plan Administration Department

ACCOUNT ADDRESS

STREET	CITY	STATE	ZIP CODE

SOCIAL SECURITY NUMBER	ACCOUNT NUMBER

SIGNATURE(s)
All Joint Owners Must Sign

☐ ATTACHED IS A CHECK FOR	$	MINIMUM INVESTMENT IS $25 PER MONTH MAXIMUM INVESTMENT IS $10,000 PER MONTH

Lakeland Enroll. App. 10-30-13	FOR AUTOMATIC MONTHLY DEDUCTIONS, SEE REVERSE

COMPLETE THIS PART ONLY IF YOU WANT AUTOMATIC MONTHLY DEDUCTIONS

I (We) hereby authorize American Stock Transfer & Trust Company, LLC to make monthly automatic transfers of funds from my (our) checking or savings account in the amount stated below. This monthly deduction will be used to purchase shares of LAKELAND BANCORP, INC. Common Stock for my (our) LAKELAND BANCORP, INC. Plan account.	1.	Indicate the Type of Account: Checking or Savings.
	2.	Print the complete Bank Account Number.
	3.	Print the name on Bank Account as it appears on your bank statement.
	4.	Print the complete name of your Financial Institution, including the branch name and address.
	5.	Print the ABA Number (Bank Number) from your check or savings deposit slip. See the sample below for the location of the ABA Number.
Signature(s)	6.	Amount of automatic monthly deduction: Indicate the monthly amount authorized to be transferred from your account. The minimum is $25 per month and the maximum is $10,000 per month from your checking or savings account to purchase Lakeland Bancorp, Inc. Common Stock.

		Please enclose a copy of a VOIDED check or savings deposit slip to verify banking information.

Date	Daytime Phone Number

FILL IN THE INFORMATION BELOW FOR STOCK

PURCHASES USING AUTOMATIC MONTHLY DEDUCTIONS.

Please Print All Items
1.	Type of Account	☐	Checking	☐	Savings

2.

Bank Account Number

3.

Name on Bank Account

4.

Financial Institution

Branch Name

Branch Street Address

Branch City, State and Zip Code

5.	6.	$

ABA Number	Amount of Automatic Deduction

PLEASE CONFIRM ITEMS 2 AND 5 WITH YOUR BANK

PRIOR TO SUBMITTING THIS APPLICATION.